Exhibit 8.2

November 21, 2023

DIRTT Environmental Solutions Ltd.

7303 30th Street S.E.

Calgary, Alberta, Canada T2C 1N6

Re:	DIRTT Environmental Solutions Ltd. Exhibit 8.2 Tax Opinion

Ladies and Gentlemen:

We have acted as counsel for DIRTT Environmental Solutions Ltd., a limited company incorporated under the laws of Alberta, Canada (the “Company”), in connection with the distribution of transferable subscription rights to purchase Common Shares1 (the “Rights”) to holders of the Company’s Common Shares pursuant to the Offering. In connection with the registration statement on Form S-1 (File No. 333-275172) initially filed by the Company on October 26, 2023, including the prospectus forming a part thereof, relating to the issuance of the Rights pursuant to the Offering (as amended through the date hereof, the “Registration Statement”), you have requested our opinion as to material U.S. federal income tax matters set forth in the Registration Statement under the caption “Material United States Federal Income Tax Considerations—Receipt, Ownership, Exercise, Lapse and Disposition of the Rights—U.S. Federal Income Tax Characterization of the Receipt of the Rights”.

In providing our opinion, we have examined the Registration Statement and such other documents, records, and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. The facts, as we understand them and upon which with your permission we rely in rendering the opinion herein, are set forth in the Registration Statement and the Company’s responses to our examinations and inquiries. Further, in providing our opinion, we have made certain reasonable assumptions, including that (i) the Rights will be issued pursuant to the Offering as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) all of the information, facts, statements, representations, covenants, and undertakings set forth in the Registration Statement are or will be true, complete, and correct in all respects and will remain true, complete, and correct in all respects at all times up to and including the date on which the Rights are issued, and no actions have been taken or will be taken that are inconsistent with such

[1]	Except as otherwise provided herein, capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

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November 21, 2023 Page 2

information, facts, statements, representations, covenants, or undertakings or that will make any such information, facts, statements, representations, covenants, or undertakings untrue, incomplete, or incorrect as of the date on which the Rights are issued, (iii) any representations and statements made in any of the documents referred to herein qualified by knowledge, belief, expectation, intent, or materiality or comparable qualification are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the date on which the Rights are issued, in each case without such qualification, (iv) the descriptions included in the Registration Statement represent the entire understanding of the parties with respect to the Offering; (v) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us, and all natural persons who have executed such documents are of legal capacity, and (vi) all applicable reporting requirements with respect to the Offering have been or will be satisfied. If any of the assumptions described above are untrue for any reason, or if the Offering is consummated in a manner that is different from the manner described in the Registration Statement, our opinion as expressed below may be adversely affected.

We express no opinion on any issue or matter relating to the tax consequences of the receipt of the Rights by U.S. Holders pursuant to the Offering other than the opinion set forth below. Further, statements contained in the Registration Statement that “it is expected” or similar phrases are not legal conclusions or opinions of counsel. This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the legislative history thereto, the U.S. Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, case law, and such other authorities as we have considered relevant, all as in effect and publicly available as of the date hereof. The authorities upon which this opinion is based are subject to change or differing interpretations, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Offering, or any inaccuracy in the information, facts, statements, representations, covenants and undertakings on which we have relied may affect the continuing validity of this opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention (or to supplement or revise our opinion to address any such change or inaccuracy) subsequent to the date hereof.

Based upon and subject to the foregoing, we confirm that the legal conclusions with respect to the material U.S. federal income tax consequences of the receipt of the Rights pursuant to the Offering for U.S. Holders set forth in the Registration Statement under the heading “Material United States Federal Income Tax Considerations—Receipt, Ownership, Exercise, Lapse and Disposition of the Rights—U.S. Federal Income Tax Characterization of the Receipt of the Rights” are our opinion, subject to the assumptions, qualifications, and limitations stated herein and therein.

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We are furnishing this opinion to the Company solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins LLP

Vinson & Elkins LLP